UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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the Securities Exchange Act of 1934 (Amendment No.                    )
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TENET HEALTHCARE CORPORATION
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Forward-Looking Statements
Any statements made in this communication that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation (“Tenet”), are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction, our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, uncertainty of our expected financial performance following completion of any proposed transaction and other risks and uncertainties referenced in our filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements, like all statements in this communication, speak only as of the date of this communication (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. This communication relates to a business combination transaction with Tenet proposed by Community Health Systems, Inc. (“CHS”), which may become the subject of a registration statement filed with the SEC. CHS intends to file a proxy statement with the SEC in connection with Tenet’s 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Tenet. This material is not a substitute for any prospectus, proxy statement or any other document which CHS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations.

Participant Information
CHS and its directors, executive officers and nominees may be deemed to be participants in the solicitation of proxies in connection with Tenet’s 2011 annual meeting of shareholders. The directors of CHS are: Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William N. Jennings, M.D., Julia B. North and H. Mitchell Watson, Jr. The executive officers of CHS are: Wayne T. Smith, W. Larry Cash, David L. Miller, William S. Hussey, Michael T. Portacci, Martin D. Smith, Thomas D. Miller, Rachel A. Seifert and T. Mark Buford. The nominees of CHS are: Thomas M. Boudreau, Duke K. Bristow, Ph.D., John E. Hornbeak, Curtis S. Lane, Douglas E. Linton, Peter H. Rothschild, John A. Sedor, Steven J. Shulman, Daniel S. Van Riper, David J. Wenstrup, James O. Egan, Jon Rotenstreich, Gary M. Stein and Larry D. Yost. CHS and its subsidiaries beneficially owned approximately 420,000 shares of Tenet common stock as of January 7, 2011. Additional information regarding CHS’s directors and executive officers is available in its proxy statement for CHS’s 2011 annual meeting of stockholders, which was filed with the SEC on April 7, 2011. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement that CHS intends to file with the SEC in connection with Tenet’s 2011 annual meeting of shareholders.

On April 28, 2011, Community Health Systems, Inc. (“CHS”) hosted a conference call to discuss recent events. A portion of the conference call included a discussion of CHS’s proposed acquisition of Tenet Healthcare Corporation (“Tenet”) and the expected proxy solicitation in connection with Tenet’s 2011 annual meeting of shareholders. Below are excerpts from the transcript of the conference relating to Tenet.
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CORPORATE PARTICIPANTS
Lizbeth Schuler
Community Health Systems Inc — VP IR
Wayne Smith
Community Health Systems Inc — Chairman, President, CEO
Larry Cash
Community Health Systems Inc — CFO
Barbara Paul
Community Health Systems Inc — SVP, Chief Medical Officer
Lynn Simon
Community Health Systems Inc — SVP, Chief Quality Officer
Andi Bosshart
Community Health Systems Inc — VP Corporate Compliance and Privacy Officer
CONFERENCE CALL PARTICIPANTS
Justin Lake
UBS — Analyst
Adam Feinstein
Barclays Capital — Analyst
A.J. Rice
Susquehanna Financial Group / SIG — Analyst
Shelley Gnall
Goldman Sachs — Analyst
Kevin Fischbeck
BofA Merrill Lynch — Analyst
Tom Gallucci
Lazard Capital Markets — Analyst
Darren Lehrich
Deutsche Bank — Analyst
Gary Lieberman
Wells Fargo Securities — Analyst
PRESENTATION
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Any statements made in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation, Tenet, are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as anticipate, expect, suggest, plan, believe, intend, estimate, target, project, could, should, may, will, would, continue, forecast, and other similar expressions. These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements.
Factors that may materially effect such forward-looking statements include our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction; our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule; uncertainty of our expected financial performance following the completion of any proposed transaction; and other risks and uncertainties referenced in our filings with the Securities and Exchange Commission, the SEC. Forward-looking statements, like all statements in this presentation, speak only as of the date of this presentation, unless another date is indicated. We do not undertake any obligations to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
This communications does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This presentation relates to a business combination transaction with Tenet proposed by Community Health Systems, Inc., CHS our the Company, which may become the subject of a registration statement filed with SEC. CHS intends to file a proxy statement with the SEC in connection with Tenet’s 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders with Tenet. This material is not a substitute for any prospectus, policy statement or any other document which CHS may file with the SEC in connection with proposed transaction. Investors and security holders are urged to read any such documents filed with the SEC carefully in their entirety if and when they become available, becausethey will contain important information about the proposed transaction. Such documents would be able free of charge through the website maintained by the SEC at www.sec.gov or by directing the request to Community Health Systems, Inc. at 400 Meridian Boulevard, Franklin, Tennessee, 37067, Attention Investor Relations.
Community Health Systems, Inc. trades on the New York Stock Exchange under the ticker symbol CYH. Community Health Systems, Inc. is a holding Company. Each hospital owned or leased by CHS is owned and operated by a separate and distinct legal entity.
CHS, its directors and executive officers and nominees may be deemed to be participants in the solicitation of proxies in connection with Tenet’s 2011 annual meeting of shareholders. The directors of CHS are Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William N. Jennings M.D., Julia B. North and H. Mitchell Watson JrThe executive officers of CHS are Wayne T. Smith, W. Larry Cash, David L. Miller, William S. Hussey, Michael T. Portacci, Martin D. Smith, Thomas D. Miller, Rachel A. Seifert and T. Mark Buford. The nominees of CHS are Thomas M. Boudreau, Duke K. Bristow Ph.D., John E. Hornbeak, Curtis S. Lane, Douglas E. Linton, Peter H. Rothschild, John A. Sedor, Steven J. Shulman, Daniel S. Van Riper, David J. Wenstrup, James O. Egan, Jon Rotenstreich, Gary M. Stein and Larry D. Yost. CHS and its subsidiaries beneficially owned approximately 420,000 shares of Tenet common stock as of January 7, 2011. Additional information regarding CHS’s directors and executive officers is available in its proxy statement for CHS’s 2011 annual meeting of stockholders, which was filed with the SEC on April 7, 2011. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests by security holdings or otherwise will be contained in any proxy statement filed with the SEC in connection with Tenet’s 2011 annual meeting of shareholders.
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A.J. Rice — Susquehanna Financial Group / SIG — Analyst
Okay. Just an operational question, but if it’s something you’re going to address later, that’s fine. Your physician recruitment. You still got a similar goal to what you have before. You’re close — you’re announced your closing — you’re going to go ahead and close the Scranton deal and move ahead in the second quarter. I guess, has the noise from the last month had any impact on either one of those dynamics in terms of making people pause? Can you just give us some sense of, operationally, is there any of those initiatives in any way be an impact of all the noise of the last month?
Wayne Smith — Community Health Systems Inc — Chairman, President, CEO
Not that we can tell. We’re moving forward. We’ve always had a dual track here in terms of how we plan to approach the Tenet acquisition. As you’re seeing, we’re going to continue, we will continue to look for acquisitions. We’ve always thought that we’d go down both roads, and whichever roads are successful — or both roads were successful. So, so far, so good. And we’ll talk more about — we won’t talk more specifically about this, but we’ll give you more detail here in a few minutes.
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Lizbeth Schuler — Community Health Systems Inc — VP IR
Thank you. Welcome back to the continuation of Community Health Systems’ conference call. For those of you listening to the webcast, a slide deck that is pertinent to the discussion. I would like to remind you that the presentation may contain forward-looking statements, and direct you to the legends at the beginning of the presentation. I would now like to turn the call over to Mr. Wayne Smith.

Wayne Smith — Community Health Systems Inc — Chairman, President, CEO
Thank you, Lib. I’m going to begin on page 4, but let me first apologize for the length of this presentation. But we felt like it was absolutely necessary that we do a comprehensive review of the subject matter. Community Health Systems has consistently demonstrated solid execution and solid financial performance, and I’d like remind all of you of our long standing reputation. Above all else, high-quality patient care and safety are our most important priorities. Our entire workforce, employees and physicians, adhere to strict ethical standards, and our voluntary compliance program is a model for other organizations. We have worked tirelessly to build our credibility in the industry.
I’m now moving to the next slide. The past several weeks have been challenging as we have worked through a number of issues presented by the Tenet litigation. We believe the lawsuit against Community Health Systems and the proxy contest could negatively affect the entire health care sector. While today’s presentation directly addresses Tenet’s accusations, we also believe that the data and analysis that we will cover will be also of interest to the regulators. The Company the will cooperate with the regulators and assist in their investigations.
As we will demonstrate, we believe Tenet’s lawsuit has no merit and will have no material impact on our operations going forward. We have moved to dismiss the case and expect a decision prior to the Tenet’s annual shareholder meeting in November. Many financial analysts and industry consultants have reviewed and tested Tenet’s assumptions and conclusions and found it improbable and unsupported. We have reconstructed and tested much of this — these analysis and the work — and done the work on our own. The conclusion is that Tenet is misguided, and in fact, wrong.
There will be three people speaking today on the presentation, other than myself and Larry Cash; Dr. Barbara Paul, Dr. Lynn Simon and Andi Bosshart. We will properly introduce them at the beginning of their sections.
Moving to page six. We believe that Tenet’s allegations and calculations of inappropriate admissions are based on a contrived and biased metrics, leading to the conclusion of unbelievably inflated financial exposure. If Tenet believes an “observation rate” is a material statistic, then why doesn’t Tenet disclose this metric in their SEC filings? We believe that Tenet has been misleading about CMS rules and guidance related to the timing utilization of observations status, and omits or understates the role and importance of physician judgment and decision making in treatment of patients. We believe that Tenet’s bias use of selected statistical analysis and fairly to review and apply more relevant statistic leads to a series of materially false conclusions. And finally, we believe that Tenet’s assertions and analysis regarding the Triad Hospitals transaction following the July 2007 merger are skewed and incorrect.
Going to page seven now. First, we believe that Tenet is using contrived metrics called “observation rate.” This rate is the number of outpatient observation visits, divided by the sum of outpatient observations visits plus inpatient admissions for all length of stays. Tenet compares our low “observation rate” to a national average and to the hospital system with the highest “observation rate.” Tenet then makes a faulty conclusion that if “observation rates” are low, then Medicare one-day stays must be higher and therefore appropriate. Tenet ignores any threshold for statistical significance between low “observation rate” and the national average. Tenet alleges that CYH has 20,000 to 31,000 inappropriate admissions for 2009. To frame this issue, of the the total Medicare one-day stay admissions of 38,000 in 2009, approximately 45% to 69% of those admissions were, according to Tenet, inappropriate. Finally, no statistical significant correlation exists between outpatient observation visits and inpatient admissions at CHS hospitals.
I’d now like to direct your attention to slide eight. Slide eight shows 2009 Medicare one-day stays, minus 85% pro forma removal of the Tenet inappropriate admissions from 20,000 to 31,000. As a result of this adjustment, CHS one-day stays, as a percentage of total admissions, would now range from an implausible low 4.5% to 8.1%, versus a 29-state average of 12.5%. We believe this chart illustrates the point that Tenet’s analysis has been significantly — has significant flaws. Larry, obviously, will cover this more in detail later.
So with that I would now like to introduce Dr. Barbara Paul, our Senior Vice President and Chief Medical Officer, to go over some important Medicare definitions. Dr. Paul worked at the Centers for Medicare and Medicaid Services, CMS, from February 1999 to February 2004. While at CMS, she directed physician regulatory issues team and changed a number of policies that were excessively burdensome for physicians. She was also instrumental in developing Medicare’s first pay for quality demonstration and Hospital Quality Alliance. Dr. Paul?
Barbara Paul — Community Health Systems Inc — SVP, Chief Medical Officer
Thank you, Wayne. And now on slide nine.

We believe that Tenet’s allegations failed to balance CMS rules regarding the use of observation status with CMS’s position regarding inpatient admissions. If the physician determines that the patient’s assessment and treatment are likely to take more than 24 hours, or that the patient is expected to remain overnight, the patient should be admitted as an inpatient.
To go to slide ten, the Medicare benefit policy manual provides a number of definitions. First of all, inpatient is a patient who has been admitted to a hospital for purposes of receiving inpatient hospital services. Generally, a person is considered an inpatient if it is expected that he or she will remain in the hospital at least overnight and occupy a bed even if it later develops that they can be discharged without that overnight stay. The hospital outpatient is registered on the hospital records as an outpatient, and receives services rather than just the supplies alone from the hospital.
If you go to slide 11, continuing with some Medicare definitions. Observation care is a well-defined set of specific clinically appropriate services, which include ongoing short-term treatment, assessment, and reassessment before a decision can be made regarding whether the patients will require further treatment as hospital inpatients or if they’re able to be discharged from the hospital. Observation services are commonly ordered for patients who present to the emergency room, and who then require significant a period of treatment or monitoring in order to make a decision concerning their admission or discharge. Observation services are covered only when provided by the order of a physician or another individual authorized by state licensure law and hospital staff bylaws to admit patients to the hospital or to order outpatient tests. In the majority of cases, the decision whether to discharge a patient from the hospital, following resolution of the reason for the observation care, or to admit the patient as an inpatient, can be made in less than 48 hours, usually less than 24 hours. In only rare and exceptional cases do reasonable and necessary outpatient observation services span more than 48 hours.
I would also like to point you, as noted at the bottom of the slide, to the July 2010 letter from CMS acting administrator, Marilyn Tavenner to the head of the American Hospital Association. The letter refers to a trend toward proportionately more observation services extending beyond 48 hours. It states in part, “As it is not in the hospital’s or the beneficiary’s interest to extend observation care rather than either releasing the patient from the hospital or admitting the patient as an inpatient, we are interested in learning more about why this trend is occurring and would appreciate any information you can share to better inform further actions CMS can take on this issue.”
Turn to slide 12. Tenet asserts an implied requirement to use vendor-supplied clinical review criteria, and that there is something nefarious about the clinical review criteria developed over time by CHS hospitals and physicians. Medicare does not dictate or endorse any particular criteria. Medicare contractors are not required to use specific admission criteria. And Medicare does not endorse any particular brand of screening guidelines.
On slide 13. What Medicare does do is to require that hospitals adopt clinical criteria for each — for use by each hospital’s utilization review committee or department. Medicare does not dictate, specify or endorse the use of any particular vendors or [pairs] criteria. 25% of hospitals in the US use something other than InterQual or Milliman. Medicare contractors, such as Medicare audit contractors or MACs, or recovery auditors or RACs, are not required to use specific admission criteria, nor does Medicare endorse any particular brand of screening guidelines. Early in 2011, prior to the filing of the Tenet lawsuit, this Company made a decision and signed a contract to begin using third-party vendor criteria for admission and procedure appropriateness review. This decision was based on new requirements by commercial payers and Medicaid programs, which are now using this particular third-party vendor as an integral part of their utilization review programs.
I’d now like to introduce Dr. Lynn Simon. Dr. Simon joined the Company in November of 2010 to oversee our department of quality and resource management, as Senior Vice President and Chief Quality Officer. She is a board-certified neurologist. Dr. Simon?
Lynn Simon — Community Health Systems Inc — SVP, Chief Quality Officer
Thanks, Barbara. For those of you following on the slide deck, we’re now on slide 14.
CHS’s clinical guidelines for inpatient care, the blue book, was developed in 1999 at a time when CHS was exclusively rural. As a point of reference, at the end of 1999 CHS operated 46 hospitals in 20 states, with 4,115 licensed beds. At that time payers were using a wide variety of criteria, either commercially available or proprietary. It was challenging for staff to keep up with the varied criteria based on payer preference. The Company determined that medical necessity should not vary by payer, and that purchasing from a third party, all sets of criteria for all CHS facilities was cost prohibitive and unnecessary. It was determined that we could work with physicians to develop appropriate guidelines. The goals for this project were very simple. One set of criteria for all payers, easy to use and understand, and based on current clinical practice. The project was affordable and cost effective.

The process for developing the blue book included the following. The top 20 most frequent conditions requiring inpatient care were selected, and these conditions formed the framework for the blue book. An extensive literature search was initiated, and the guidelines were drafted. The guidelines were then submitted to regional and then national physician advisory boards for clinical review and approval. The PAB is a board of regional or national physician representatives. They provide input, advice and clinical expertise. Their role is to assist with the development of clinical criteria for admissions, diagnostic testing and resource management.
The blue book has never been a static document, but was in fact regularly updated. There were a total of six revisions, the final one in 2010. Updates included review of other sources such as professional medical organizations, such as the American College of Cardiology, InterQual, Milliman and others. There was regular input and approval by physicians through CHS physician advisory boards, both regional and national. We believe that Tenet’s complaint misleads readers by citing only the original version of the CHS review criteria, but then quoting from or referring to a later version, which is also outdated.
Finally, many people ask why this tool is called the blue book, and the quick answer is that both the front and back cover are blue.
Beginning on slide 18, I will now discuss our emergency room services. The Company tracks patient ER wait time and other service metrics. We provide more efficient and effective health care by improving information collection and analysis. The Pro-MED system is an information tool that helps us provide better service.
Slide 19 is a good visual summary of the time line for the treatment and medical decision making for an emergency room patient. The flow chart demonstrates the general process of a patient coming into an emergency room and the various courses their treatment might take. Optimally, most patients that are treated and discharged are released in approximately two hours. Generally, the attending physician or hospitalist makes the clinical decision to admit the patient to inpatient status or place in observation status. And in a well-run emergency room, that decision should for the typical patient be made within four to six hours of arrival.
The next three slides include a brief discussion of the Pro-MED clinical system, which has also received some attention over the past several weeks. This is an important tool used to improve the operation of our hospitals’ ERs, but there may be some confusion about what it does and does not do. Pro-MED was formed 1991 to market a clinical information system for hospital emergency departments. The Pro-MED clinical system has been deployed to most, but not all CHS affiliated hospitals. The purpose is to improve patient care and throughput, as well as assist in the management of ER operations. The system provides standardized tools for managing patients during and after an ER visit. There is a status forward showing location and status of each patient. Patient tracking includes length of stay and wait times for the critical stages in an ER visit, including wait time to triage, wait time to be placed in exam room and seen by primary nurse, wait time to be seen by physicians, and wait time for patient disposition. The system also provides more efficient ER patient management, shortened ER length of stay, and possibly reduces the need for use of observation status.
On page 22, it notes the system does not contain admission or observation criteria from any source. The system does not order tests, the system does not make any recommendation to physicians to admit patients, place patients in observation or discharge patients. Medicare rules and state licensing laws state that patients make the determination for admission of observation or discharge. The decision to admit a patient to the hospital is a clinical assessment of medical necessity, made by the admitting physician. Generally attending physicians order admissions. This is the essence of medical judgment, relying on their education, training and experience and basing decisions on the clinical picture presented by each individual patient. Doctors all have made individual and personal commitments to medical ethics and professional responsibility. The vast majority of physicians at CHS affiliated hospitals are not our employees. They’re independent practitioners with medical staff privileges. An inappropriate admission would be contrary to sound medical practice, raise cost and waste resources. CHS and its affiliated hospitals cannot, would not, and do not dictate admission decision making by physicians. CHS maintains strong controls regarding physician contracts, and we do not believe that there have been any bonus payments to physicians related to ER admissions.
On page 24, in general, observation services should be reasonable and necessary and cover eight or more hours of service. The medical record must contain a physician order, written request for observation, and documentation of the order date and time. Generally, physicians should also consider the predictability of adverse outcomes, severity, hospital resources and other factors when admitting a patient as an inpatient. Admitted patients are expected to need hospital care for 24 hours or more. Again the decision to admit, place in observation, or discharge the patient is made by the attending physician at the front end of each patient’s care.
I would now like to turn the presentation over to Larry Cash, Executive Vice President and Chief Financial Officer.

Larry Cash — Community Health Systems Inc — CFO
Thanks, Lynn.
On slide 25. Tenet’s contrived “observation rate” is not an industry term, and we believe this is not a useful metric. We believe that inpatient rates matter, “observation rate” does not. Tenet excludes a key industry peer in calculating its “observation rate,” and that peer company, UHS, has “observation rate” close to CHS.
Turn to slide 26. Not knowing a lot about (inaudible — away from mic) word “observation rate,” we do what a lot of others do, we turn to Google, as you can see on slide 26, to check the references. You can see from this slide, millions Internet search results appear for surgery, admission and emergency room. Only 1,720 show up for the contrived statistic “observation rate.” Not a big number.
On slide 27. Numerous sales side analysts have questioned the use of “observation rate” and offered what they consider a better metrics in the reports. Frank Morgan, “We believe that the measure Tenet touts is meaningless, as confirmed by most hospital operators, and Community is within an accepted range of its peers on more commonly recognized measures.”
Gary Taylor, “We believe the ration of one-day Medicare admissions divided total admissions is the most relevant statistic to analyze when considering such an allegation.”
A.J. Rice, “No red flags appear to have been raised on the metrics that are most commonly looked at when testing whether someone is being too lenient on its inpatient admissions criteria.”
Other companies — on page 28 — in our peer group have questioned the validity of “observation rate” as a relevant statistic, as well as questioned whether the statistic is an indication of the appropriateness of an admission. LifePoint does not believe the option rate — “observation rate,” as presented by Tenet, is relevant statistic. Universal, likewise, is not an indication of the appropriateness of admissions. Vanguard and Iasis both think it is a statistic that the company does not normally report or include in our customary reports.
Slide 29. If Tenet believes “observation rate” is a material statistic, then why did Tenet not disclose this metric in its own SEC filings for years December 31, 2006, through December 31, 2010.
I’m now going to take you through a series of slides that reflect the work of various analysts who cover our stock. We included our own commentary and opinion in the summary boxes and notes, but otherwise the material is presented as the respective analysts published it.
The analyst source stat is primarily from the American Hospital Director. Please note that some disposition codes were at times included or at times excluded from their analysis — such disposition codes; 02 is transfers; 07, left against medical device; and 20, death — as these codes are usually considered [an appropriate] admission. Additional information can be found on slides 100 and 101. In addition, there are various discussions about standard deviations [throughout]; refer to slide 102 for further insight.
Turning to slide 30. The AHD data the Robert W. Baird Company reported on April 13, 2011, Tenet failed to include Universal Health Services, which has $3-point billion of acute care hospital revenue, which is larger than LifePoint, one of Tenet’s benchmarks. In its analysis [and the] request indicated UHS be included in the peer group, and we wholeheartedly agree. Including UHS in the analysis and weighting the peer group averages provides a more representative and reliable peer group comparison.
On the next slide, number 31. Morgan Stanley, in its April 13, 2011 report, also included UHS, and its analysis concluded UHS rate — has a similar rate to CHS.
On the slide 32. A Baird analyst points out that they’re also missing from Tenet analysis was statistical significance of “observation rate.” CHS “observation rate” easily falls in the range bound by 2.6% and 16.6%, one standard deviation above and beyond — below the mean of 9.6%.
The Company also undertook a correlation study of “observation rate” with inpatient admissions. An analysis of inpatient admissions at CHS hospitals found no statistically significant correlation exists between outpatient “observation rate” and inpatient admissions for all of lengths of stay. A similar analysis of inpatient admissions at 3,540 hospitals showed a small statistically significant correlation exists between outpatient “observation rate” and inpatient admissions for all lengths of stay. While this small correlation was found to be statistically significant, the strength of the correlation does not suggest it is meaningful. As used in statistics, “significant” does not mean important or meaningful, as it does in everyday speech. An analysis seeking to find a relationship between the contrived Medicare “observation rate,” defined as outpatient observation visits divided by sum of outpatient observe ration visits plus inpatient admissions for all lengths of stay, and inpatient admissions for all lengths of stay, found no statistically significant correlation upon review of the CHS hospitals. Analyzed use and data from 2009. An outside consultant reviewed this research methodology and agreed with this finding.
Turning to slide 34. As we discussed, “observation rate” is an obscure and infrequently used statistic. Tenet’s allegations ignore more relevant statistics that provide a much more accurate picture of CHS. For each and every one of the following statistics, CHS is in line with other for-profit companies and some other not-for-profit hospitals. Also CHS statistics are within one standard deviation of industry norms. These are the stats that we reviewed. Medicare ER rates, Medicare ER discharge rate, average length of stay, Medicare one-day stays, specified Medicare one-day stay admission, ratio of Medicare one-day stays to total ER visits, Medicare one-day stays to ER admissions, and net revenue per adjusted admission.
On slide 35, the Baird source includes many not-for-profit systems, and not-for-profit systems and CHS emergency room admission rate is 26.8%, which [this] important statistic is in line with the peer group average of 28.5%, and well within the plus or minus one standard deviation of the mean, which spans 17.7% to 39.4%.
On the next slide. In April — a report dated April 17, from — the analysts at Credit Suisse looked at the Medicare prompt ER discharge rates for all publicly traded hospital companies. The data shows that CYH discharges over 55% of Medicare patients seen in emergency rooms. This compares to Tenet’s discharge rate of 32% at HCA’s 42%. For CYH, Tenet and HCA, a prompt discharge rate means that 45%, 68% and 58% respectively were either admitted or put on an observation status.
Slide 37, concerning Medicare length of stay. Another important metric is the length of stay as shown on slide 37. Both Baird and Morgan Stanley reviewed the Medicare average length of stay for 2009. The average length of stay for publicly traded hospitals is 4.53 days. According to Baird, CHS length of stay is 4.2. So CYH is clearly under the average.
Slide 38. Citi Investment Research published a report April 15, 2011 and compared Medicare one-day stays to Medicare total discharges compared to the national weighted average. This statistically valid approach shows CHS Medicare one-day percentage of 15.5%, in line with the industry average of 13.3%; variance to industry national weighted average is within one standard deviation.
On slide 39. From Baird and American Hospital Directory, this statistically valid approach comparing Medicare one-day stays to the national average on slide 39 shows the CHS Medicare one-day percentage of 13.7%, in line with the national average of 1.6% (sic — see slide); consider the variance to the national average within one standard deviation. The one standard deviation above the mean is 16.4%, and this is comparable to the 16% for the PEPPER National 80 percentile report reflected on page 75.
Page 40. Another of bar chart shows that despite a slight trended rise, same-store Triad one-day stays from 2006 to 2009 remain well within the industry averages and variability. The Triad same-store one-day ratio equates to 13.3% in 2009, well within the plus or minus one standard deviation of 6.7% to 16.7%.
Similar, as shown in the UBS chart on slide 41, during the four years tracked in this exhibit, 2006 to 2009, the ratio of Medicare one-day stays to inpatient admission for CYH is not meaningfully changed; only a 1.5% increase since 2006 in the ratio of one-day stays to one — inpatient admissions, despite the change in service mix at CHS. Also, note the number of Medicare one-day stays increased only 2,500 from 2005 to 2009, while total Medicare admissions were 269,698 for 2009.
On slide 42, the chart demonstrates the ratio of Medicare one-day stays to total ER visits for our publicly traded peers. CYH is in line with our peer group for all four years at 8.2%; with UHS at 9.1%; HCA, 8.6%; and Tenet — THC at 9.3%.
On slide 43, JPMorgan reviewed the overall case mix of system as well as CMI for the short-stay admission population. Quoting from John Rex, “Community shows as having somewhat of a lower overall case mix, which would be expected due to its geography — large urban hospitals should see greater acuity — as well as its higher short day stays, which would typically have a lower acuity given the short length of stay. Looking at just case mixed index for short-stay category only, Community actually shows a bit higher than many of the other hospitals, especially when we look at the legacy CHS hospitals.”
On the next slide, page 44. Morgan Stanley, in its April 13, 2011 report, looked at CHS net revenue per adjusted admission. CHS at $9,930 per adjusted admission is higher than HMA and LifePoint, as suspected, and lower than both Tenet and Universal.

Slide 45. Credit Suisse, in its April 17, 2011 report, reviewed Medicare one-day stays to the ER admissions from 2009. The CHS ratio of one-day stays to ER admissions is slightly below hospitals from competitive markets, defined as 193 competing hospitals within a 15 mile radius of CHS Hospitals.
Slide 46 — came from Lazard Capital — digs down deeper into selected conditions. The report states, “Our analysis reflects that in four to six specific conditions — noted in the Tenet allegations — CYH admissions as a percentage of total were very much in line with the peer group, and in several cases were actually a tad below average. As a matter of perception, chest pain represents 2% of total admission cases at CYH versus 1.5% among the peers, a 1% difference equals to about 2,500 admissions.” CHS, through its own analysis, believes that its 2009 — calculated from an outside review — percentage of one-day chest pain stays divided by total admissions compared to over 3,500 hospitals same percentage would indicate approximately 500 additional CHS one-day chest pain stays for 2009. CHS has one-day chest pain stays that are approximately 9% of the CHS one-day stays.
Page 47. A recap of several analysts’ comments supports our thesis that Tenet selectively used obscure data to make its point while ignoring more relevant statistical data. [Baird], “Plausible perceived risk dramatically higher than real risks, fueled by biases and drama. We are increasingly comfortable with our confidence anchored to legitimate and sound statistical analysis and the fact that so many parties are biased.”
Doug Simpson, Morgan Stanley, “Overall, our own analysis of various operating metrics among the hospitals does not suggest a systematic difference between CYH’s own admission policies and those of its peers.”
Gary Taylor, “Tenet explicitly alleged that CYH systematically, unnecessarily and fraudulently diverts patients from observation status to inpatient admission in order to boost revenue. The data we have analyzed thus far — ER conversion rates, average lengths of stay, and now the one-day admissions — does not appear to support such an allegation.” Gary Taylor [further], “CYH (sic — see slide) cites lower observation rates, and we believe this data is accurate. However, in our view, low observation rates alone do not prove medically unnecessary inpatient stays. A higher rate of ER visits in the inpatient admissions and lower length of stay would be more direct evidence of such an allegation. Our preliminary analysis suggests CYH Medicare ER rate is lower than expected — second lowest in the industry — and length of stay is as expected.
We will now leave the sell-side analyst work and move on to additional local work that we prepared. We looked at a wide variety of other statistical and financial data and saw no outliers. Our work confirms independent analysts’ conclusions.
Slide 49. CHS compares with the industry when looking at same-store revenue growth.
Slide 50. At same time, 2009-2010, our same-store admission growth was below that in the industry for 2010 and in line with the peer groups for 2009.
51. Our EBITDA margins compare with those in the industry.
52 looks at CHS Medicare emergency room admission rates and compares our hospitals to other hospitals with 15 to 400 beds in the same 29 states where CHS operates. Our Medicare ER admission rate is 26.4%, slightly below the same rate for those hospitals during each of the four years reviewed. Work was reviewed by an outside consultant.
Slide 53 shows that CHS case mix is higher for short-stay admissions as compared to the nationwide average, which is a different result than expected considering Tenet’s allegations predict — predicated on lower-acuity short-stay admissions at CHS Hospitals. The higher acuity means a sicker patient. Work was reviewed by an outside consultant.
Slide 54. It’s data from 2006 through 2009 and shows CHS versus hospitals all in the same 29 states where we operate and an overall case mix index between 1.0 and 1.50. Our CMI is higher for short-stay admissions when compared to the statewide average. Again, a different result when that — than what the Tenet analysis would have assumed. And work was reviewed by an outside consultant.
Slide 55. We believe that Tenet’s allegations of lower “observation rate” results in inappropriate admissions is illogical and misleading. Applying Tenet’s theory and calculating the ratio of Medicare one-day admissions to Medicare total inpatient admissions results in a 4.5% to 8.1% answer, which is below statewide averages where CHS operates.
On slide 56. CHS analysis reviewed by outside consultant. The Company reviewed 2009 one-day stays to total admissions to peers and also statewide averages. We are slightly higher than that of our peers and the statewide average, but well within the plus or minus one standard deviation. And again, work was reviewed by an outside consultant. Also, CHS has approximately 6% of its one-day stay volume in CHS hospitals using InterQual for one-day stay average percentage of 13.1% for 2009.
On slide 57. The Tenet allegations focus on a low “observation rate” and its affect on all acute care admissions. The following pro forma information compares CHS one-day stays as a percentage of total admissions with an adjustment for Tenet’s inaccurate estimates of inappropriate short-stay admissions for 2009, which Tenet alleges range from 20,000 to 31,000 admissions. The pro forma illustration allocates 85% of Tenet’s alleged inappropriate admissions to one-day stays. The 85% allocation is our estimated percentage of these short stays that are one-day stays. The pro forma analysis eliminates an estimated number of longer stay admissions from these short-stay admissions so as not to — so as to better approximate appropriate one-day admissions per Tenet’s allegations. The revised pro forma answer indicates an absurd result after removing the estimated inappropriate initiatives and in consideration of the other public companies and the national average.
Slide 58. The source; AHD, CHS analysis reviewed by an outside consultant. The result of this pro forma adjustment; CHS one-day stays as a percentage of total admissions will now range from an implausibly low 4.5% to 8.1%, versus a statewide average of 12.5%. Clearly the Tenet analysis contains significant flaws. Also, we believe the Tenet analysis would conclude that 45% to 69% of total one-day stays were inappropriate.
Slide 59. The Company undertook a correlation study of “observation rates” of one-day patient stays. No statistically significant correlation exists between the outpatient “observation rate” and the one-day stay inpatient admission rate at CHS hospitals. No statistically significant correlation exists between the outpatient “observation rate” and the one-day stay admission rate at 3,540 hospitals. An analysis seeking to find a relationship between the contrived Medicare “observation rate,” defined as outpatient observation visits divided by the sum of outpatient observation visits plus inpatient admissions for all lengths of stay. The ratio of Medicare one-day stays to Medicare inpatient admissions for all lengths of stays found no statistically significant correlation upon review of CHS hospitals using this data from 2009. An outside consultant reviewed this research methodoloy and agreed with this finding.
The following slides will discuss our acquisition of Triad and the implementation of operational improvements. We believe that Tenet is wrong in claiming that CHS forced observations into inappropriate admission at Triad. CHS improved coding, case management, documentation, and streamlined observation stays. The Company generally worked to improve patient care and customer service at Triad.
Slide 61. We believe Tenet used a selective set of data and skewed the analysis and led to faulty conclusions about observations and other statistics. Case management programs and other operation improvements led to an appropriate use of the observation status at Triad hospitals. 2008 Triad Hospitals same-store Medicare stays increased by 2,500 versus 2007 calendar year. Less than 25% of the 2008 increase in Medicare one-day stays were coded with DRG/condition admission criteria Tenet labeled as having deficiencies.
Slide 62. External vendor coding reviews completed for Triad for 2005 and 2006 noted opportunities for coding education and improving coding accuracy. As is general practice on all acquisitions, all Triad hospital inpatient coders were put through extensive coding training from September through December of 2007, including eight to 10 hours of intensive coding work, as is standard for all CHS coders. In addition, 23 educational conferences were held.
There was room for improvement — slide 63 — in case management. The Triad facilities lacked documentation of processes related to admission status, utilization review, length of stay or resource management, and there was no formal standardized case management model. There were no corporate case management training modules or manuals, and management reports did not include normal case management metrics such as length of stay. We believe some post operative procedures were classified as observation. The Triad case managers main responsibility was improving core measure performance through their “top tier for excellence” program. Focus on core measures would limit the time a case manager could dedicate to utilization review activities.
Slide 64. The implementation of CHS’s case management program reduced observation stays by improvements in case management staffing, including ER case managers, implementing tools and processes that would ensure patients were placed in appropriate status, starting with the emergency department. These hospitals saw improvement length of stay in observation, reducing the number of patients that stayed in observation greater than 24 to 48 hours, and reducing inappropriate use of observation. The Pro-MED emergency room system was implemented in 34 hospitals as of June 30, 2008. Triad had implemented a similar tracking in only 12 of their 54 hospitals. Improvements in operational performance, including a reduction in inappropriate observation, was generated by our standardized health information management and case and resource management programs.
On slide 65. A review of Medicare observation visits for Triad in 2007 versus 2008 demonstrated the following. 12 hospitals contributed 63% of the decline in observation visits. The noted comments on the slide come back from some feedback from the hospitals.

Page 66. The Medicare claims processing manual specifically states in only rare and exceptional cases do reasonable and necessary observation — outpatient observation services span more than 48 hours. In the majority of cases, the decision whether to discharge a patient from the hospital following resolution of the reason for observation care, or to admit a patient as an inpatient can be made in less than 48 hours, usually less than 24 hours. As Dr. Paul reviewed earlier, CMS has got some interest in this, and they noted its concern about why observation trends are increasing.
Slide 67 demonstrates the performance improvements made at 16 Triad hospitals for 2007 and 2008. [We believe] it’s a good indication of the total Company. The number of patients kept in observation at Triad Hospitals after an acquisition was reduced for those under 8 hours and those over 24 hours.
Looking now at slide 69. You will see — excuse me, 68. You will see the net change of — look — excuse me. Look at slide 68, you will see CHS average time in observation has been within CM’s expectations, 2007 through 2009, 27 hours to 25 hours.
Looking at slide 69, you will see the net change of 2,551 in one-day stays Medicare acute only in the same-store Triad hospitals from 2007 to 2008, and one-day stays increased by approximately 16% while the total for CHS increased 9%. The analysis of 2007 Medicare one-day admits for the four month period May to August of 2007 as compared to the four month period of January to April of 2007, demonstrates that a growth of 8% in Medicare one-day admissions began before CHS full month of Triad ownership in August of 2007. This 8% increase is unrelated to any CHS activities, including case management.
Dr. Simon will now discuss the next couple of slides.
Lynn Simon — Community Health Systems Inc — SVP, Chief Quality Officer
On page 70, Triad same-store hospitals experienced an increase of 624 one-day stays from 2007 to 2008 for the seven DRG categories cited in the Tenet lawsuit. A year-over-year increase from 2007 to 2008 equal to 624 one-day stays in aggregate from 43 Triad hospitals averages fewer than 1.2 cases per month per hospital.
On slide 71, again comparing same-store Triad facilities, there were a total of 575 DRGs that had one-day stays. Breaking down those 575 DRGs, 300 DRGs had an increase in one-day stays, 71 DRGs had no change in one-day stays, and 204 DRGs actually had a decrease in one-day stays. Again, no consistent movement among one-day stay DRGs.
Larry Cash — Community Health Systems Inc — CFO
This is Larry, and I’ll pick up slide 72. In summary, the growth of Medicare one-day stays at same-store Triad hospitals in 2007 and 2008 total 2,551 admissions. Drivers of this growth included improved case management, and flu and respiratory volume increase from a strong flu season in 2008. Additional volume at a replacement hospital in Clarksville, Tennessee, and six other major capital projects, and growth in volume from recruited physician and improved physician relationships at two specific Texas hospitals.
On slide 73. Review of the calendar year data for 2008, 2009, and 2010 showed that one-day stay Medicare admissions are declining, and that Medicare observation visits are increasing, both of which are consistent with national trends. At the same time, percentage of one-day stays to total inpatient admissions — Medicare — is also decreasing.
Slide 74. From the CHS data warehouse. Similar to national trends, CHS one-day admissions reflect a trended decreased while observation cases reflected a trend to decrease. The admits — one-day admits from 2008 to 2009 are down 5.8%. 2009 to 2010, 1.3%. Observations 2008 up 24%, and 2009 to 2010 up 37%.
On slide 75. The — comparing our three year trend in one-day stays to the total additions to the PEPPER Program for evaluating payment patterns electronic report demonstrate that each of the three years reviewed averages less than the 80th percentile of PEPPER.
Slide 76. Since 2008, CHS has had a trended decrease in the number of one-day stays exceeding a 20% ratio of one-day stays to inpatient admissions for all lengths of stay. The number of hospitals over 20% and number of admissions over 20% have declined each year since 2008.
Other data, on page 77. Amounts recovered by the recovery audit contractors and demonstration project were not material. This refutes Tenet’s allegations of inappropriate admissions. CHS maintains strong controls regarding hospital physician contracts that are designed to prevent any inappropriate payments or incentives to physicians. The $275 million synergies that we reported from the Triad hospitals did not include any synergies from improvements in ER physicians — ER admissions. CHS has contracts with many of the same physicians staffing companies as Tenet. As an additional very important point, CHS maintains a strong risk management program and focuses on loss reduction in the ER setting.
On slide 78. As we discuss this slide, we are going to provide updated data not on the slide. Slide 78; seven CHS hospitals participated in a RAC demonstration project in Florida and South Carolina. The audit covered a three year period. The audit reviewed 63,000 Medicare admissions, approximately $510 million of Medicare revenue of 12,000 separate — 1,200 separate accounts selected. Of this $12.1 million in revenue nonrandomly selected for the audit, $1.8 million, as the slide says, was initially denied, or 15%. Considering the various back and forth with the review process, after the initial denial and after the final results and reviews, the final denial number was $869,000, or 7.2% of the revenues selected. This information was not reflected on the slide. As a percent of inpatient Medicare revenue, the percentage denied initially was only 0.35%, and 0.2% ultimately. And approximately 50% of the initial denied amount was for short stays, and 64% of those short-stay denials at former Triad hospitals, which weren’t acquired until July of 2007, two years into the project.
Slide 79. Based on the stringent controls regarding contracts with and any payments to any physician, and further reviews in connection with Tenet’s allegations, we do not believe there have been any bonus payments to physicians related to ER admissions.
Slide 80. In reporting the synergies of over $275 million, referenced in CHS public statements about the Triad acquisition, CHS did not include any synergies related to improvement in ER admissions.
Slide 81. 89% of CHS hospitals outsource their management of physician staffing to regional and national groups. National companies provide this outsource service to 57% of CHS hospitals. The same national companies also provide services to over 50% of Tenet hospitals.
The frequency and the cost of the emergency room malpractice claims from 2006 through 2010 compares very favorably to that of industry benchmarks, and our efforts to better manage the emergency room contribute to these positive results. For instance, CHS five-year average is 21.3% lower than the overall hospital professional liability ER benchmark average. CHS five-year average is 16.2% lower than for-profit benchmark average. And the CHS five-year average is 40% lower than the for-profit benchmark average, looking at the statistics on the slide. Clearly, CHS efforts to better manage the emergency room contribute to these positive results.
I would now like to introduce Andi Bosshart, Vice President of Corporate Compliance and Privacy Officer. Andi has worked in the health care industry for over 20 years and certified in health care compliance.
Andi Bosshart — Community Health Systems Inc — VP Corporate Compliance and Privacy Officer
Thank you, Larry.
I would like to introduce the Community Health Systems compliance program. CHS maintains a voluntary compliance program that fully complies with the guidance established by the Office of the Inspector General. The Company has a strong record of cooperation with the federal government and other regulatory agencies.
I am now on slide 84. Our program was implemented in 1997 and contains all seven elements of the OIG’s compliance program guidance for hospitals, and has been adopted in furtherance of the commitment of the — of CHS that the activities of its employees and those acting on behalf of CHS shall be conducted in a legal and ethical manner. As the Compliance Officer for Community Health Systems, I report directly to Wayne T. Smith, the Chairman, President and CEO of the Company, and regularly present to the Audit and Compliance Committee at various corporate board meetings. Our corporate compliance department includes ten corporate compliance directors, two assigned to each division, as well as several support staff. There is also a facility compliance officer at each hospital and in most large clinics.
We have several compliance committees, one of which is our executive management compliance committee, which is responsible for the adoption, amendment and enforcement of the compliance program. We have an established corporate compliance work group, which was initiated in 1997 and is chaired by me. The corporate compliance work group identifies and analyzes risk, develops policies and procedures, education and training tools, and coordinates our compliance auditing and monitoring programs.
Additionally, each of our facilities has a facility compliance committee that ensures the implementation of the Company’s compliance program and initiatives. This — these committees distribute and communicate compliance policies to relevant staff. They facilitate auditing and monitoring activities as well as overseeing all compliance, training and education efforts. And the facility compliance committee is responsible to identify known or potential compliance risk areas and communicates compliance issues at the facility level and back up to the corporate office as well. They establish, document, and follow through with action plans for detected risks, including correcting claims and refunding payers when necessary. The facility compliance committee and the facility compliance officer investigate hotline or other reports of potential concerns and notify the appropriate compliance department of any perceived problems, violations, or inadequacies.
As I mentioned on the last slide, we have a confidential disclosure program, part of which is a hotline. I’m now on slide 87. Our confidential disclosure program was established as part of our original compliance program in 1997. Our hotline is outsourced and is offered via toll free number, 24 hours a day, 7 days a week, 365 days a year. We have a very strong emphasis on nonretribution and no retaliation policies for anyone disclosing concerns through the hotline or confidential disclosure program. This program enables anonymous and confidential communication, and facilitates follow-up by the caller. There is a requirement by our Board of Directors for me to investigate any allegation of improper conduct, practice or behavior. There are annual audits of our confidential disclosure program by an external audit firm.
Another element of our compliance program includes policies and procedures. Our company code of conduct is one of those and includes the basic statements of policy. The code is acknowledged upon hire and annually thereafter by all employees, physicians with medical staff privileges, and all contractors and agents with direct responsibility for the delivery, coding, or billing of health care services. The code of conduct is reviewed annually, with revisions being distributed within 30 days. Promotion and adherence to the code is an element in performance evaluations. The code communicates commitment to compliance, including commitment to prepare and submit after claims consistent with federal health care program regulations and regulatory instructions. There is also a requirement to report suspected violations of statute, regulation, law or guideline applicable to federal health care programs or CHS policy. In addition, we have both written and electronically available compliance manual policies.
Moving to slide 89 for a discussion of our auditing and monitoring program. This program was established — is established annually after comparing various benchmarks, industry specific publications, advisory opinions, health care industry integrity agreements, and the OIG work plan against potential risk to CHS for each issue. The auditing and monitoring program includes, but is not limited to, reviews of claims, including a coding audit, Stark and anti-kickback laws, HIPAA, EMTALA and relationships with patients as well as physicians. The coding audit program is a comprehensive audit program to monitor the accuracy of inpatient, outpatient, and physician practice coding. Our inpatient coding audit results consistently demonstrate error rates several percentage points below thresholds found in other companies’ corporate integrity agreements.
General compliance. We do lots of training and education here as part of our compliance program. Our general compliance training program began in June of 1998 and covers all employees, physicians with medical staff privileges and contractors or agents of CHS affiliates who are engaged in coding, billing, the preparation or submission of claims, or the hands-on delivery of health care to patients. The general training is conducted upon hire or contract and annually thereafter. It covers the code of conduct, confidential disclosure program, relationships with potential referral sources, HIPAA privacy and security requirements, and identity theft prevention.
In addition to general compliance training, we also have specific compliance training, specific to certain jobs. I’m now on page 91. Our specific compliance training includes new leader orientation for administrators, coder training, one-on-one training for new facility compliance officers, and additional training for jobs such as billers, case managers and others.
Moving to slide 92. Rounding out our compliance program includes a — several additional program elements, such as an eligibility screening process to ensure we are not hiring or contracting with those individuals who may be excluded by the government agencies. We also have written disciplinary action policies when violations of policy may occur. Our program maintains a commitment to self-reporting of significant variances from laws, rules, regulations and statutes. And we generate corrective action plans, including rebilling or refunding claims errors when appropriate, including the possibility of reporting to the appropriate authorities or agencies.
I would now like to return the presentation to Mr. Smith.
Wayne Smith — Community Health Systems Inc — Chairman, President, CEO
Thank you, Andi.
Page 93, on continuance with the compliance response. There has been a great deal of discussion and inquiries from a variety of sources as to how we handle investigations. We have been addressing all concerns and already have a process in place involving a committee of our Board of Directors. Any related matters will be handled by this process.

Page 94 is more detail and dates regarding the government inquiries. We will continue to fully cooperate as this process unfolds.
Page 95. This is where we started today in terms of our discussion related to quality patient care and safety, which are our most important priorities. Just quickly to highlight a number of these issues. We had 16 straight quarters of core measures improvements, four years of improvement in our HCAHPS. Favorable Joint Commission surveys. Low DRG coding errors. Called back more than a million people from our emergency rooms over the last year. We initiated a program in 2007 called Community Cares, which is all about the patient satisfaction, physician satisfaction, employee satisfaction. And you can see there the individual that helped us is Quint Studer who recently won the Malcolm Baldrich award, and he used the results he obtained from CHS to receive that award.
Just quickly, we have in terms of the 30 accredited chest pain centers, eight primary stroke centers, 10 bariatric centers, four certified joint centers, nine accredited cancer centers.
So in summary, we believe that the analysis prepared by Tenet Corporation contains contrived statistics that lead to faulty and irresponsible conclusions. The analysis and allegations contain unreliable and inaccurate statements, and represent a direct attack of ethics and judgment of our 16,000 physicians and 85,000 employees. We believe that we have put forth an appropriate statistical presentation today that has been reviewed by outside consultants. At the end of the day the ultimate decision to admit a patient into a hospital is based on physician’s judgment and medical necessity, not a blue book, not InterQual and not Pro-MED. We remain stalwart in our defense against Tenet’s allegations. The Company believes that the lower “observation rate” and Tenet’s related allegations do not materially affect its statistics or the financial statements. The Company fully — will fully cooperate with all government inquiries. Because we are in the early stages of this investigation, we are unable to predict the outcome of the investigations.
Be assured we will defend our reputation. We will dedicate whatever resources are required to reach an ultimate resolution of these matters. And we will work tirelessly to restore any erosion of confidence or trust that may have been caused by these accusations.
We are appreciative for you taking the time today to join our call. We decided not to take questions at the end of the call. This concludes our presentation.